Exhibit 99.1

IAC REPORTS Q2 2018 - REVENUE UP 38% TO MORE THAN $1 BILLION

NEW YORK— August 8, 2018—IAC (NASDAQ: IAC) released its second quarter 2018 results today and separately posted a letter to shareholders from IAC’s CEO Joey Levin on the Investor Relations section of its website at www.iac.com/Investors.

IAC SUMMARY RESULTS

($ in millions except per share amounts)

	Q2 2018	Q2 2017	Growth

Revenue	$1,059.1	$767.4	38%
Operating income	168.4	75.6	123%
Net earnings	218.4	66.3	229%
GAAP Diluted EPS	2.32	0.70	234%
Adjusted EBITDA	265.0	144.5	83%

See reconciliations of GAAP to non-GAAP measures beginning on page 13.

Q2 2018 HIGHLIGHTS

•                  Year-to-date net cash provided by operations increased $222.1 million to $379.8 million and Free Cash Flow increased $224.2 million to $340.1 million.

•                  Year-to-date, IAC repurchased 545,000 shares of common stock at an average price of $152.23 per share, or $82.9 million in aggregate.

•                  ANGI Homeservices revenue increased 63% to $294.8 million, reflecting the combination with Angie’s List on September 29, 2017.  On a pro forma basis (including Angie’s List in the prior year period), revenue increased 17% to $296.6 million.  Excluding transaction-related items, operating income was $42.6 million and Adjusted EBITDA was $69.6 million, which represents a 23% Adjusted EBITDA margin.

•                  At Match Group, Tinder Average Subscribers increased 0.3 million sequentially and 1.7 million year-over-year, to 3.8 million in Q2 2018.

•                  Vimeo subscribers increased 11% year-over-year to 917,000 and SaaS revenue excluding acquisitions increased 28% year-over-year.

•                  Applications delivered operating income of $33.1 million and Adjusted EBITDA of $35.4 million, with each averaging over $30 million per quarter since Q2 2016.  Mobile revenue comprised 20% of total segment revenue in the quarter.

•                  At Publishing, Premium Brands revenue increased 40% driven primarily by 50% growth at Dotdash and 47% growth at Investopedia.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

	Q2 2018	Q2 2017	Growth
	$ in millions
Revenue
Match Group	$421.2	$309.6	36%
ANGI Homeservices	294.8	180.7	63%
Video	62.8	55.2	14%
Applications	143.1	144.0	-1%
Publishing	137.4	78.1	76%
Inter-segment eliminations	(0.1)	(0.2)	52%
	$1,059.1	$767.4	38%
Operating Income (Loss)
Match Group	$150.2	$83.0	81%
ANGI Homeservices (a)	23.3	(4.1)	NM
Video	(15.0)	(7.8)	-91%
Applications	33.1	39.1	-15%
Publishing	12.8	(2.9)	NM
Corporate	(35.9)	(31.6)	-13%
	$168.4	$75.6	123%
Adjusted EBITDA
Match Group	$175.6	$109.9	60%
ANGI Homeservices (a)	67.0	13.7	390%
Video	(11.1)	(6.8)	-63%
Applications	35.4	40.5	-13%
Publishing	13.8	2.7	402%
Corporate	(15.6)	(15.5)	0%
	$265.0	$144.5	83%

(a) Q2 2018 operating income of $23.3 million at ANGI Homeservices includes $16.7 million in stock-based compensation expense and $2.6 million of costs and deferred revenue write-offs in connection with the Combination; excluding these transaction-related items, operating income was $42.6 million and Adjusted EBITDA was $69.6 million.

Match Group

•                  Revenue growth was due primarily to increased subscribers and ARPU at Tinder.

•                  Operating income and Adjusted EBITDA grew faster than revenue due to operating leverage including the impact of the ongoing shift to brands with lower marketing as a percentage of revenue, particularly Tinder, partially offset by higher cost of revenue due to in-app purchase fees as revenue is increasingly sourced through mobile app stores.

Please refer to the Match Group Q2 2018 earnings release and the related investor presentation referenced therein for further detail.

ANGI Homeservices

•                  Revenue increased 63% to $294.8 million driven by a full quarter contribution from Angie’s List following the completion of the combination of HomeAdvisor and Angie’s List to create ANGI Homeservices on September 29, 2017, as well as:

•                  31% Marketplace growth driven by a 30% increase in service requests to 6.8 million, a 23% increase in paying service professionals to 202,000 and a 7% increase in revenue per paying service professional to a record high of $1,016

•                  14% growth in Europe

•                  Operating income was $23.3 million in Q2 2018 compared to an operating loss of $4.1 million in Q2 2017 reflecting:

•                  Adjusted EBITDA growth of 390% to $67.0 million reflecting:

•                  Lower selling and marketing expense as a percentage of revenue

•                  $1.8 million deferred revenue write-offs and $0.8 million of severance, retention and integration-related costs in connection with the Angie’s List transaction

•                  An increase in stock-based compensation expense of $10.2 million and amortization of intangibles of $13.0 million, both driven primarily by the Angie’s List transaction

Please refer to the ANGI Homeservices Q2 2018 earnings release for further detail.

Video

•                  Revenue increased 14% to $62.8 million driven by strong growth at Vimeo and the contribution from Lady Bird at IAC Films, partially offset by declines at Electus and the impact of moving Daily Burn from Video to Applications effective April 1, 2018.

•                  Operating loss increased to $15.0 million due to 63% higher Adjusted EBITDA losses and an increase of $1.8 million in amortization of intangibles.  The higher Adjusted EBITDA losses were driven by higher losses from Electus and Vimeo (driven by investments in product development and marketing), partially offset by profits at IAC Films.

Applications

•                  Revenue decreased 1% to $143.1 million due to a 25% decrease in Partnerships, partially offset by a 5% increase in Consumer.  Partnerships declines continued as expected and Consumer growth was driven by mobile growth, partially offset by lower revenue per query at the B2C desktop applications business.

•                  Operating income of $33.1 million decreased 15% driven primarily by a 13% decrease in Adjusted EBITDA to $35.4 million as the prior year benefitted from a $2.9 million favorable legal settlement.

Publishing

•                  Revenue increased 76% to $137.4 million due to:

•                  40% higher Premium Brands revenue driven by 50% growth at Dotdash, 47% growth at Investopedia and 65% growth at The Daily Beast

•                  96% higher Ask & Other revenue

•                  Operating income improved $15.7 million to $12.8 million (from a loss of $2.9 million in Q2 2017) driven primarily by Adjusted EBITDA growth ($13.8 million compared to $2.7 million Q2 2017).

Corporate

Operating loss increased $4.2 million due primarily to a $6.2 million increase in stock-based compensation expense, due primarily to a mark-to-market adjustment, partially offset by $2.0 million lower depreciation.

Other income, net

Other income, net in Q2 2018 includes $126.4 million of net unrealized gains related to certain equity investments that were adjusted to fair value in accordance with ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which was adopted on January 1, 2018, and $27.3 million related to the gain on sales of certain investments.  Other income, net in Q2 2017 includes $21.2 million related to the gain on sales of certain investments.

Free Cash Flow

For the six months ended June 30, 2018, Free Cash Flow increased $224.2 million to $340.1 million due primarily to higher Adjusted EBITDA.

IAC RECONCILIATION OF OPERATING CASH FLOW TO FREE CASH FLOW

	Six Months Ended June 30,
($ in millions, rounding differences may occur)	2018	2017
Net cash provided by operating activities	$379.8	$157.7
Capital expenditures	(39.7)	(41.8)
Free Cash Flow	$340.1	$115.9

Income Taxes

In the second quarter of 2018, the Company recorded an income tax provision of $31.4 million for an effective income tax rate of 10%, which is lower than the statutory rate of 21% primarily due to excess tax benefits generated by the exercise and vesting of stock-based awards.

CONFERENCE CALL

IAC executives will participate in the ANGI Homeservices quarterly conference call to answer questions regarding IAC on Thursday, August 9, 2018, at 8:30 a.m. Eastern Time.  This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast will be open to the public at www.iac.com/Investors or ir.angihomeservices.com.

LIQUIDITY AND CAPITAL RESOURCES

Between May 10, 2018 and August 6, 2018:

•                  IAC repurchased 545,000 common shares for an aggregate of $82.9 million (average price of $152.23 per share).

•                  Match Group repurchased 1.0 million common shares for an aggregate of $41.2 million (average price of $41.16 per share).

IAC currently has 8.0 million shares remaining in its stock repurchase authorization.  IAC may purchase shares over an indefinite period on the open market and in privately negotiated transactions, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

As of June 30, 2018:

•                  IAC had 83.7 million common and Class B common shares outstanding.

•                  On a consolidated basis, the Company had $1.8 billion in cash and cash equivalents and marketable securities, of which IAC held $1.2 billion, Match Group held $309.8 million and ANGI Homeservices held $255.6 million.

•                  On a consolidated basis, the Company had $2.1 billion in long-term debt, of which IAC owed $552.0 million, Match Group owed $1.3 billion and ANGI Homeservices owed $268.1 million.

•                  IAC has a $300 million revolving credit facility and Match Group has a $500 million revolving credit facility.  Both credit facilities were undrawn as of June 30, 2018 and currently remain undrawn.

For Match Group as of June 30, 2018, IAC’s economic interest was 81.2% and IAC’s voting interest was 97.6%.  IAC held 225.1 million shares.

For ANGI Homeservices as of June 30, 2018, IAC’s economic interest was 86.4% and IAC’s voting interest was 98.5%.  IAC held 415.9 million shares.  However, in Q4 2018, IAC expects to be issued approximately 5 million shares of Class B common stock of ANGI Homeservices pursuant to the post-closing adjustment provision of the Angie’s List transaction agreement, which would return IAC’s economic interest in ANGI Homeservices to approximately 87% and IAC’s voting interest in ANGI Homeservices to 98.5%.

OPERATING METRICS

	Q2 2018	Q2 2017	Growth

Match Group

Revenue ($ in millions)
Direct Revenue (a)
North America (b)	$222.2	$178.5	24%
International (c)	185.6	120.9	53%
Total Direct Revenue (a)	$407.7	$299.4	36%
Indirect Revenue	13.5	10.1	33%
Total Revenue	$421.2	$309.6	36%

Average Subscribers (in thousands) (d)
North America (b)	4,131	3,452	20%
International (c)	3,592	2,649	36%
Total Average Subscribers	7,723	6,101	27%

ARPU(e)
North America (b)	$0.58	$0.56	4%
International (c)	$0.56	$0.49	14%
Total ARPU	$0.57	$0.53	8%

ANGI Homeservices

Revenue ($ in millions)

Actual
Marketplace (f)	$204.7	$155.8	31%
Advertising & Other (g)	72.8	9.7	647%
Total North America	$277.5	$165.5	68%
Europe	17.3	15.2	14%
Total ANGI Homeservices revenue	$294.8	$180.7	63%

Pro Forma (h)
Marketplace (f)	$204.7	$155.8	31%
Advertising & Other (g)	74.5	82.5	-10%
Total North America	$279.3	$238.2	17%
Europe	17.3	15.2	14%
Total ANGI Homeservices revenue	$296.6	$253.5	17%

Other ANGI Homeservices metrics
Marketplace Service Requests (in thousands) (f)(i)	6,799	5,223	30%
Marketplace Paying Service Professionals (in thousands) (f)(j)	202	164	23%
Marketplace Revenue per Paying Service Professional (f)(k)	$1,016	$949	7%
Advertising Service Professionals (in thousands) (l)	39	49	-21%

See notes on following page

OPERATING METRICS — continued

	Q2 2018	Q2 2017	Growth

Video (in thousands)
Vimeo Ending Subscribers (m)	917	828	11%

Applications (in millions)
Revenue
Consumer (n)	$123.6	$117.9	5%
Partnerships (o)	19.5	26.1	-25%
Total Revenue	$143.1	$144.0	-1%

Publishing (in millions)
Revenue
Premium Brands (p)	$39.8	$28.3	40%
Ask & Other (q)	97.6	49.8	96%
Total Revenue	$137.4	$78.1	76%

(a)    Direct Revenue includes both subscription and à la carte revenue that is received directly from an end user of our products.

(b)    North America consists of our businesses for users located in the United States and Canada.

(c)     International consists of our businesses for users located outside of the United States and Canada.

(d)    Average Subscribers is calculated by summing the number of Subscribers at the end of each day in the relevant measurement period and dividing it by the number of calendar days in that period.  A Subscriber is a user who purchases a subscription to one of our products.  Users who purchase only à la carte features do not qualify as Subscribers.

(e)     ARPU, or Average Revenue per Subscriber, is Direct Revenue from Subscribers in the relevant measurement period (whether in the form of subscription or à la carte revenue from Subscribers) divided by the Average Subscribers in such period divided by the number of calendar days in such period.  Direct Revenue from users who are not Subscribers and have purchased only à la carte features is not included in ARPU.

(f)       Reflects the HomeAdvisor domestic marketplace service, including consumer connection revenue for consumer matches and membership subscription revenue from service professionals.  It excludes revenue from Angie’s List, mHelpDesk, HomeStars and Felix.

(g)    Includes Angie’s List revenue (revenue from service professionals under contract for advertising and membership subscription fees from consumers) as well as revenue from mHelpDesk, HomeStars and Felix.

(h)    Pro forma results reflect the inclusion of Angie’s List revenue for all periods and excludes deferred revenue write-offs of $1.8 million in Q2 2018 in connection with the Angie’s List transaction.

(i)       Fully completed and submitted domestic customer service requests to HomeAdvisor.

(j)       The number of HomeAdvisor domestic service professionals that had an active subscription and/or paid for consumer matches in the last month of the period.

(k)  Marketplace quarterly revenue divided by Marketplace Paying Service Professionals.

(l)  Reflects the total number of Angie’s List service professionals under contract for advertising at the end of the period.

(m)  The number of subscribers to Vimeo’s SaaS video tools at the end of the period.

(n)    Consumer revenue is composed of the direct-to-consumer downloadable desktop applications, our mobile operations including Apalon and Daily Burn, and SlimWare.

(o)    Partnerships revenue is composed of our business-to-business partnership operations.

(p)    Premium Brands revenue is composed of Dotdash, Dictionary.com, Investopedia and The Daily Beast.

(q)    Ask & Other revenue is principally composed of the Ask Media Group and CityGrid.

DILUTIVE SECURITIES

IAC has various dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	8/6/18	Dilution at:
Share Price			$155.07	$160.00	$165.00	$170.00	$175.00

Absolute Shares as of 8/6/18	83.2		83.2	83.2	83.2	83.2	83.2

RSUs	0.5		0.1	0.1	0.1	0.1	0.1
Non-publicly traded subsidiary denominated equity awards	0.2		0.1	0.1	0.1	0.1	0.1
Options	6.1	$62.67	2.8	2.8	2.9	2.9	3.0
Warrants	3.4	$229.70	0.0	0.0	0.0	0.0	0.0
Total Dilution			3.0	3.0	3.1	3.1	3.2
% Dilution			3.5%	3.5%	3.6%	3.6%	3.7%
Total Diluted Shares Outstanding			86.2	86.2	86.3	86.4	86.4

The dilutive securities calculation in the above table is different from GAAP dilution, which is calculated based on the treasury method, and is based on the following assumptions:

RSUs and subsidiary denominated equity awards (excluding all ANGI Homeservices and Match Group and their subsidiary denominated awards) — These awards are settled on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, in each case assuming a withholding tax rate of 50%.  Withholding taxes paid by the Company on behalf of the employees upon vesting or exercise would have been $51.4 million, assuming a stock price of $155.07 and a 50% withholding rate.  In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is assumed to be used to repurchase IAC shares.

Options — The cash generated from the exercise of all vested and unvested options, consisting of (a) the option exercise price and (b) the estimated income tax benefit from the tax deduction received upon the exercise of IAC options, is assumed to be used to repurchase IAC shares.

Exchangeable Senior Notes — No dilution is reflected in the table above for the 0.875% Exchangeable Senior Notes issued on October 2, 2017, which are exchangeable into IAC common shares at an initial conversion price of approximately $152.18 per share, because any dilution is offset by the assumed exercise of the bond hedge, which was purchased upon issuance of the Exchangeable Senior Notes.

ANGI Homeservices and Match Group Equity Awards and the Treatment of the Related Dilutive Effect

Certain ANGI Homeservices and Match Group equity awards can be settled either in IAC common shares or the common shares of these subsidiaries at IAC’s election.  For purposes of the dilution calculation above, these awards are assumed to be settled in shares of ANGI Homeservices and Match Group common stock; therefore, no dilution from these awards is included.

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

($ in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Revenue	$1,059,122	$767,387	$2,054,197	$1,528,220
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	218,224	139,033	420,186	284,991
Selling and marketing expense	369,660	320,104	772,492	670,515
General and administrative expense	188,363	150,222	372,547	293,817
Product development expense	75,445	55,430	152,382	110,190
Depreciation	18,805	18,339	38,062	38,227
Amortization of intangibles	20,188	8,624	40,141	17,785
Total operating costs and expenses	890,685	691,752	1,795,810	1,415,525

Operating income	168,437	75,635	258,387	112,695

Interest expense	(27,356)	(24,728)	(53,861)	(49,520)
Other income, net	171,141	10,230	166,522	2,516
Earnings before income taxes	312,222	61,137	371,048	65,691
Income tax (provision) benefit	(31,368)	19,420	(2,355)	43,329
Net earnings	280,854	80,557	368,693	109,020
Net earnings attributable to noncontrolling interests	(62,501)	(14,289)	(79,258)	(16,543)
Net earnings attributable to IAC shareholders	$218,353	$66,268	$289,435	$92,477

Per share information attributable to IAC shareholders:
Basic earnings per share	$2.61	$0.84	$3.47	$1.18
Diluted earnings per share	$2.32	$0.70	$3.05	$0.99

Stock-based compensation expense by function:
Cost of revenue	$715	$473	$1,425	$975
Selling and marketing expense	2,077	1,643	3,842	3,450
General and administrative expense	44,875	31,751	90,501	58,691
Product development expense	9,894	5,048	20,875	9,774
Total stock-based compensation expense	$57,561	$38,915	$116,643	$72,890

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	June 30,	December 31,
	2018	2017
ASSETS

Cash and cash equivalents	$1,644,829	$1,630,809
Marketable securities	120,410	4,995
Accounts receivable, net of allowance	343,576	304,027
Other current assets	237,957	185,374
Total current assets	2,346,772	2,125,205

Property and equipment, net of accumulated depreciation and amortization	306,602	315,170
Goodwill	2,578,296	2,559,066
Intangible assets, net of accumulated amortization	636,351	663,737
Long-term investments	217,357	64,977
Deferred income taxes	62,245	66,321
Other non-current assets	87,661	73,334
TOTAL ASSETS	$6,235,284	$5,867,810

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Current portion of long-term debt	$13,750	$13,750
Accounts payable, trade	79,107	76,571
Deferred revenue	375,138	342,483
Accrued expenses and other current liabilities	377,685	366,924
Total current liabilities	845,680	799,728

Long-term debt, net	1,982,271	1,979,469
Income taxes payable	23,942	25,624
Deferred income taxes	35,550	35,070
Other long-term liabilities	35,174	38,229

Redeemable noncontrolling interests	75,719	42,867

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Common stock	262	261
Class B convertible common stock	16	16
Additional paid-in capital	12,008,684	12,165,002
Retained earnings	921,268	595,038
Accumulated other comprehensive loss	(112,717)	(103,568)
Treasury stock	(10,241,434)	(10,226,721)
Total IAC shareholders’ equity	2,576,079	2,430,028
Noncontrolling interests	660,869	516,795
Total shareholders’ equity	3,236,948	2,946,823
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,235,284	$5,867,810

IAC CONSOLIDATED STATEMENT OF CASH FLOWS

($ in thousands)

	Six Months Ended June 30,
	2018	2017

Cash flows from operating activities:
Net earnings	$368,693	$109,020
Adjustments to reconcile net earnings to net cash provided by operating activities:
Stock-based compensation expense	116,643	72,890
Depreciation	38,062	38,227
Amortization of intangibles	40,141	17,785
Bad debt expense	20,865	14,024
Deferred income taxes	(11,258)	6,580
Unrealized gains on equity securities, net	(126,559)	—
Gains from the sale of investments and businesses, net	(27,172)	(19,663)
Other adjustments, net	8,591	18,283
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(60,185)	(22,799)
Other assets	(38,195)	(18,482)
Accounts payable and other liabilities	1,063	(13,650)
Income taxes payable and receivable	3,467	(59,735)
Deferred revenue	45,646	15,234
Net cash provided by operating activities	379,802	157,714
Cash flows from investing activities:
Acquisitions, net of cash acquired	(17,513)	(49,164)
Capital expenditures	(39,696)	(41,821)
Proceeds from maturities and sales of marketable debt securities	10,000	99,350
Purchases of marketable debt securities	(124,397)	(24,909)
Purchases of investments	(31,180)	(5,105)
Net proceeds from the sale of investments and businesses	27,540	119,697
Other, net	9,599	1,076
Net cash (used in) provided by investing activities	(165,647)	99,124
Cash flows from financing activities:
Repurchases of IAC debt	(363)	(31,590)
Principal payments on ANGI Homeservices debt	(6,875)	—
Purchase of IAC treasury stock	(7,869)	(56,424)
Purchase of Match Group treasury stock	(73,943)	—
Proceeds from the exercise of IAC stock options	27,317	48,146
Proceeds from the exercise of Match Group and ANGI Homeservices stock options	2,125	39,403
Withholding taxes paid on behalf of IAC employees on net settled stock-based awards	(495)	(49,900)
Withholding taxes paid on behalf of Match Group and ANGI Homeservices employees on net settled stock-based awards	(136,727)	(28,421)
Purchase of noncontrolling interests	(877)	(12,361)
Acquisition-related contingent consideration payments	(185)	(3,860)
Other, net	(4,813)	(4,873)
Net cash used in financing activities	(202,705)	(99,880)
Total cash provided	11,450	156,958
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	44	5,474
Net increase in cash, cash equivalents, and restricted cash	11,494	162,432
Cash, cash equivalents, and restricted cash at beginning of period	1,633,682	1,360,199
Cash, cash equivalents, and restricted cash at end of period	$1,645,176	$1,522,631

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

($ in millions; rounding differences may occur)

IAC RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

	For the three months ended June 30, 2018
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$150.2	$16.7	$8.4	$0.2	$0.1	$175.6
ANGI Homeservices	23.3	22.1	5.9	15.8	—	67.0
Video	(15.0)	1.3	0.4	2.1	—	(11.1)
Applications	33.1	—	0.8	1.6	—	35.4
Publishing	12.8	—	0.5	0.5	—	13.8
Corporate	(35.9)	17.5	2.8	—	—	(15.6)
Total	$168.4	$57.6	$18.8	$20.2	$0.1	$265.0

	For the three months ended June 30, 2017
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$83.0	$15.7	$7.9	$0.4	$3.0	$109.9
ANGI Homeservices	(4.1)	11.8	3.2	2.7	—	13.7
Video	(7.8)	0.1	0.6	0.3	—	(6.8)
Applications	39.1	—	0.9	0.5	—	40.5
Publishing	(2.9)	—	0.9	4.7	—	2.7
Corporate	(31.6)	11.3	4.8	—	—	(15.5)
Total	$75.6	$38.9	$18.3	$8.6	$3.0	$144.5

IAC RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA (continued)

	For the six months ended June 30, 2018
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$262.4	$33.7	$16.5	$0.5	$0.2	$313.3
ANGI Homeservices	12.5	47.0	12.1	32.1	—	103.6
Video	(30.9)	1.4	1.1	4.3	—	(24.0)
Applications	58.5	—	1.5	2.1	—	62.2
Publishing	28.6	—	1.1	1.2	—	31.0
Corporate	(72.8)	34.6	5.7	—	—	(32.6)
Total	$258.4	$116.6	$38.1	$40.1	$0.2	$453.4

	For the six months ended June 30, 2017
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$141.8	$33.7	$15.5	$0.8	$4.3	$196.1
ANGI Homeservices	(2.8)	16.3	6.2	4.1	—	23.9
Video	(23.4)	0.1	1.1	0.6	—	(21.6)
Applications	71.9	—	1.9	1.1	0.5	75.5
Publishing	(8.6)	—	2.9	9.6	—	3.9
Other	(5.6)	1.7	0.8	1.5	—	(1.5)
Corporate	(60.6)	21.1	9.7	—	—	(29.8)
Total	$112.7	$72.9	$38.2	$17.8	$4.9	$246.5

ANGI HOMESERVICES OPERATING INCOME MARGIN AND ADJUSTED EBITDA MARGIN RECONCILIATION

		Angie’s List Transaction-Related Items
		Deferred Revenue	Transaction	Stock-based	Excluding Transaction-
Q2 2018	As Reported	Write-offs	Costs	Compensation Expense	Related Items

Revenue	$294.8	$1.8			$296.6

Operating income	$23.3	$1.8	$0.8	$16.7	$42.6
Operating income margin	8%				14%

Adjusted EBITDA	$67.0	$1.8	$0.8		$69.6
Adjusted EBITDA margin	23%				23%

APPLICATIONS OPERATING INCOME TO ADJUSTED EBITDA RECONCILIATION

	Operating income	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Adjusted EBITDA
Q2 2016	$18.9	$1.1	$1.5	$7.6	$29.1
Q3 2016	29.2	1.1	1.5	2.7	34.6
Q4 2016	33.8	1.8	0.9	1.0	37.6
Q1 2017	32.8	1.0	0.6	0.5	34.9
Q2 2017	39.1	0.9	0.5	—	40.5
Q3 2017	29.4	1.2	0.5	—	31.1
Q4 2017	28.9	0.8	0.5	—	30.2
Q1 2018	25.5	0.8	0.5	—	26.8
Q2 2018	33.1	0.8	1.6	—	35.4
Average	$30.1	$1.0	$0.9	$1.3	$33.3

IAC PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA, Adjusted EBITDA margin and Free Cash Flow, all of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”).  These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated.  We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures.  We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release.  Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements.  We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors.  The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature.  Adjusted EBITDA has certain limitations in that it does not take into account the impact to IAC’s statement of operations of certain expenses.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue.  We believe Adjusted EBITDA margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors.  Adjusted EBITDA margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures.  We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements.  Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

IAC PRINCIPLES OF FINANCIAL REPORTING - continued

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Stock-based compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions (including the Combination), of stock options, RSUs, performance-based RSUs and market-based awards.  These expenses are not paid in cash and we view the economic cost of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method.  Performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period).  To the extent that stock-based awards are settled on a net basis, the Company remits the required tax-withholding amounts from its current funds.

Please see page 9 for a summary of our dilutive securities, including stock-based awards as of August 6, 2018 and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions (including the Combination).  At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as service professional relationships, technology, customer lists and user base, content, trade names and memberships, are valued and amortized over their estimated lives.  Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization.  An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value.  We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value.  These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and the ANGI Homeservices conference call which will be held at 8:30 a.m. Eastern Time on August 9, 2018 (with IAC executives participating to answer questions regarding IAC), may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters.  Actual results could differ materially from those contained in these  forward-looking statements for a variety of reasons, including, among others: (i) our continued ability to market, distribute and monetize our products and services through search engines, social media platforms and digital app stores, (ii) the failure or delay of the markets and industries in which our businesses operate to migrate online, (iii) our continued ability to introduce new and enhanced products and services that resonate with consumers, (iv) our ability to market our various products and services in a successful and cost-effective manner, (v) our ability to compete effectively against current and future competitors, (vi) our ability to build, maintain and/or enhance our various brands, (vii) our ability to develop and monetize versions of our products and services for mobile and other digital devices, (viii) our continued ability to rely on third parties in connection with the distribution and use of our products and services, (ix) adverse economic events or trends, either generally and/or in any of the markets in which our businesses operate, (x) our continued ability to communicate with users and consumers via e-mail or an effective alternative means of communication, (xi) the migration of users from our higher monetizing dating products to our lower monetizing dating products, (xii) our ability to successfully offset increasing digital app store fees, (xiii) our ability to establish and maintain relationships with quality service professionals, (xiv) changes in our relationship with, or policies implemented by, Google, (xv) foreign exchange currency rate fluctuations, (xvi) our ability to protect our systems from cyberattacks and to protect personal and confidential user information, (xvii) the occurrence of data security breaches, fraud and/or additional regulation involving or impacting credit card payments, (xviii) the integrity, quality, scalability and redundancy of our systems, technology and infrastructure (and those of third parties with whom we do business), (xix) changes in key personnel, (xx) our ability to service our outstanding indebtedness, (xxi) dilution with respect to our investments in Match Group and ANGI Homeservices, (xxii) operational and financial risks relating to acquisitions and our continued ability to identify suitable acquisition candidates, (xxiii) our ability to successfully integrate Angie’s List, (xxiv) our ability to expand successfully into international markets, (xxv) regulatory changes and (xxvi) our ability to adequately protect our intellectual property rights and not infringe the intellectual property rights of third parties.  Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate.  Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC’s management as of the date of this press release.  IAC does not undertake to update these forward-looking statements.

About IAC

IAC (NASDAQ: IAC) is a leading media and Internet company composed of widely known consumer brands, such as Tinder, Match, PlentyOfFish and OkCupid, which are part of Match Group’s online dating portfolio, and HomeAdvisor and Angie’s List, which are operated by ANGI Homeservices, as well as Vimeo, Dotdash, Dictionary.com, The Daily Beast and Investopedia.  The company is headquartered in New York City and has offices worldwide.

Contact Us

IAC/ANGI Homeservices Investor Relations

Mark Schneider

(212) 314-7400

IAC Corporate Communications

Valerie Combs

(212) 314-7361

IAC

555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com

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